Filed Pursuant to Rule 424(b)(3)
Registration No. 333-190956
Prospectus Supplement No. 13
(to Prospectus dated October 8, 2013)
MAGNUM HUNTER RESOURCES CORPORATION

Offer to Exchange $600,000,000 Registered 9.750% Senior Notes due 2020 and Related Guarantees
for
$600,000,000 Outstanding 9.750% Senior Notes due 2020 and Related Guarantees
This Prospectus Supplement No. 13, dated April 15, 2014 (this “Supplement”), is being filed to update, amend and supplement the information previously included in our prospectus, dated October 8, 2013 (the “Prospectus”), as supplemented by Prospectus Supplement No. 1 dated November 12, 2013, Prospectus Supplement No. 2 dated November 27, 2013, Prospectus Supplement No. 3 dated December 12, 2013, Prospectus Supplement No. 4 dated December 19, 2013, Prospectus Supplement No. 5 dated January 6, 2014, Prospectus Supplement No. 6 dated January 17, 2014, Prospectus Supplement No. 7 dated January 22, 2014, Prospectus Supplement No. 8 dated January 23, 2014, Prospectus Supplement No. 9 dated January 30, 2014, Prospectus Supplement No. 10 dated February 27, 2014, Prospectus Supplement No. 11 dated March 28, 2014, and Prospectus Supplement No. 12 dated April 4, 2014, with the information contained in the Form 8-K filed with the Securities and Exchange Commission on April 11, 2014 (the “Form 8-K”). Any document, exhibit or information contained in the Form 8-K that has been deemed furnished and not filed in accordance with SEC rules shall not be included in this Supplement. We have attached the Form 8-K to this Supplement. This Supplement is not complete without, and may not be delivered or used except in connection with, the Prospectus, including all amendments and supplements thereto.
We urge you to carefully review the “Risk Factors” beginning on page 8 of the Prospectus, as supplemented.
Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________
FORM 8‑K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
___________
Date of Report (Date of earliest event reported):
April 11, 2014 (April 10, 2014)

__________

MAGNUM HUNTER RESOURCES CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-32997 (Commission File Number)	86-0879278 (I.R.S. Employer Identification Number)
777 Post Oak Boulevard, Suite 650
Houston, Texas 77056
(Address of principal executive offices, including zip code)
(832) 369-6986
(Registrant’s telephone number, including area code)
Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On April 10, 2014, Williston Hunter Canada, Inc. (“Seller”), a wholly-owned subsidiary of Magnum Hunter Resources Corporation (the “Company”), closed on the sale of certain assets to BDJ Energy Inc., an Alberta corporation (“Purchaser”), pursuant to a Purchase and Sale Agreement dated March 31, 2014, by and between Seller and Purchaser (the “Purchase and Sale Agreement”). The Company reported the entry by the parties into the Purchase and Sale Agreement pursuant to a Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on April 3, 2014.
Pursuant to the Purchase and Sale Agreement, Seller sold to Purchaser certain oil and gas properties and assets located in Alberta, Canada, including operated working interests in approximately 1,910 gross (961 net) leasehold acres and three producing wells producing primarily from the Kiskatinaw formation in the Western Canadian Sedimentary Basin (the “Alberta Properties”). The effective date of the sale was January 1, 2014. The total purchase price of the Alberta Properties under the Purchase and Sale Agreement was CAD $9.5 million (approximately U.S. $8.7 million), subject to customary adjustments as described in the Purchase and Sale Agreement, payable in cash.

Item 9.01	Financial Statements and Exhibits.
(d)    Exhibits
Description
Purchase and Sale Agreement, dated March 31, 2014, by and between Williston Hunter Canada, Inc. and BDJ Energy Inc. (to be filed as an exhibit to the Company’s Form 10-Q for the quarter ended March 31, 2014).

SIGNATURES

In accordance with the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAGNUM HUNTER RESOURCES CORPORATION

Date: April 11, 2014	/s/ Gary C. Evans
Gary C. Evans,
Chairman and Chief Executive Officer